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                                PIPER FUNDS INC.

                    AMENDED AND RESTATED PLAN OF DISTRIBUTION

     This Amended and Restated Plan of Distribution (the "Plan") is adopted by Piper Funds Inc. (formerly Piper Jaffray Investment Trust Inc.), a Minnesota corporation (the "Piper Funds"), with respect to Value Fund, Sector Performance Fund, Balanced Fund, Government Income Fund, Money Market Fund, U.S. Government Money Market Fund, Tax-Exempt Money Market Fund, Institutional Government Income Portfolio, National Tax-Exempt Fund, Minnesota Tax-Exempt Fund, Emerging Growth Fund and Growth and Income Fund (individually, a "Fund" and collectively, the "Funds"), series of Piper Funds, pursuant to Rule 12b-1 (the"Rule") under the Investment Company Act of 1940, as amended (the"1940 Act"), subject to the following terms and conditions:

     1. COMPENSATION. Each Fund will pay Piper Jaffray Inc. (the "Distributor") a total fee in connection with the servicing of Fund shareholder accounts and in connection with distribution-related services provided in respect of the Fund, calculated daily and paid monthly at the annual rate of that certain percentage of the value of the average daily net assets of the Fund as set forth below:

     Fund                          % Of Average Daily Net Assets
     ----                          -----------------------------
     Value Fund                                   .50
     Sector Performance Fund                      .50
     Balanced Fund                                .50
     Government Income Fund                       .50
     Emerging Growth Fund                         .50
     Growth and Income Fund                       .50
     Money Market Fund                            .30
     U.S. Government Money Market Fund            .30
     Tax-Exempt Money Market Fund                 .30
     Institutional Government Income Portfolio    .30
     National Tax-Exempt Fund                     .30
     Minnesota Tax Exempt Fund                    .30

     A portion of such total fee will be payable as a Servicing Fee and a portion will be payable as a Distribution Fee, as determined from time to time by Piper Funds' Board of Directors.

     2.   EXPENSES COVERED BY THE PLAN.

          (a) The Servicing Fee may be used by the Distributor to cover all expenses incurred by the Distributor in connection with ongoing servicing and/or maintenances of shareholder accounts with the Funds. Such expenses include, but are not limited to, an allocation of the Distributor's overhead and payments made to persons, including employees of the Distributor, and



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     institutions who respond to inquiries of shareholders of the Funds regarding their ownership of shares or their accounts with the Funds or who provide other administrative or accounting services not otherwise required to be provided by the Funds' investment adviser, transfer agent or other agents of the Funds.

          (b) The Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Fund shares and to pay for other advertising and promotional expenses in connection with the distribution of shares of a Fund. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of Fund shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of Fund shares, including travel, entertainment and telephone expenses.

          (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution-related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. Piper Funds' Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

     3. PAYMENTS BY ADVISER. The adviser to the Funds may, at its option, make payments from its own resources to cover the costs of additional distribution activities.

     4. APPROVAL BY SHAREHOLDERS. The Plan will not take effect with respect to any Fund, and no fee will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Fund.

     5. APPROVAL BY DIRECTORS. Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Directors of Piper Funds and (b) those Directors who are not interested persons of Piper Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the independent Directors"), cast in


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person at a meeting called for the purpose of voting on the Plan and the related agreements.

     6. CONTINUANCE OF THE PLAN. The Plan will continue in effect from year to year so long as its continuance is specifically approved annually by vote of Piper Funds' Board of Directors in the manner described in Section 5 above.

     7. TERMINATION. The Plan may be terminated at any time, without penalty, by vote of a majority of the Independent Directors or, with respect to any Fund, by a vote of a majority of the outstanding voting securities of that Fund.

     8. AMENDMENTS. The Plan may not be amended to increase materially the amount of the fees payable by any Fund, as described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Fund, and all material amendments to the Plan must also be approved by Piper Funds' Board of Directors in the manner described in
Section 5 above.

     9. SELECTION OF CERTAIN DIRECTORS. While the Plan is in effect, the selection and nomination of Piper Funds' Directors who are not interested persons of Piper Funds will be committed to the discretion of the Directors then in office who are not interested persons of Piper Funds.

     10. WRITTEN REPORTS. In each year during which the Plan remains in effect, the Distributor and any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement will prepare and furnish to Piper Funds' Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

     11. PRESERVATION OF MATERIALS. Piper Funds will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     12. MEANINGS OF CERTAIN TERMS. As used in the Plan, the terms "interested person" and majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to Piper Funds under the 1940 Act by the Securities and Exchange Commission.

     13. EFFECTIVE DATE. The Plan will become effective with respect to each Fund on the date approved by the shareholders of such Fund.



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